                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[X]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[_]  Definitive Information Statement

                       CYPRESS FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------


     (5) Total fee paid:

     --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------


     (3) Filing Party:

     --------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                        CYPRESS FINANCIAL SERVICES,INC.
                         5400 Orange Avenue, Suite 200
                           Cypress, California 90630

To Our Stockholders:

     On March 27, 2000, the holders of a majority of the outstanding voting securities (the "Consenting Stockholders") of CYPRESS FINANCIAL SERVICES, INC. ("CYPRESS" or the "Company") executed written consents approving the following action by the Company:

          An Amendment to the 1995 Stock Option Plan increasing the number of authorized shares of common stock reserved under the Plan from 950,000 to 2,450,000 shares.

     On May 19, 2000, the Consenting Stockholders executed written consents approving the following actions by the Company:

          Amendments to the Company's Articles of Incorporation (i) increasing the Company's capital stock to 55,000,000 shares, consisting of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock; and (ii) changing the Company's name to RevCare, Inc.

          Amendments to the 1995 Stock Option Plan (i) increasing the number of authorized shares of common stock reserved under the Plan from 2,450,000 to 3,250,000 shares; and (ii) amending the definition of "Fair Market Value" to allow the Board of Directors to more accurately determine the exercise price of options granted when the common stock is not listed on a national securities exchange or the NASDAQ National Market Reporting System.

     The Board of Directors had previously approved the above actions and fixed the close of business on March 31, 2000 as the record date for the determination of stockholders entitled to vote with respect to the above actions. The Consenting Stockholders, whose shares represent approximately 65.8% of the Company's outstanding voting securities entitled to vote, have consented to the above actions. Therefore, no meeting of stockholders will be held. Management is not soliciting proxies in connection with this Information Statement and stockholders are requested not to send proxies to the Company.

     Your attention is directed to the enclosed Information Statement.

                         By Order of the Board of Directors


                         Manuel Occiano
                         Chief Executive Officer


Cypress, California

June ___, 2000

                       CYPRESS FINANCIAL SERVICES, INC.
                         5400 Orange Avenue, Suite 200
                           Cypress, California 90630
                 ____________________________________________

                             INFORMATION STATEMENT
                 ____________________________________________

                                 INTRODUCTION

     This Information Statement is furnished by the Board of Directors of CYPRESS FINANCIAL SERVICES, INC. (the "Company") in connection with amendments of the Company's 1995 Stock Option Plan (the "Plan") and amendments to the Company's Articles of Incorporation. This Information Statement and enclosed materials are first being sent on or before the close of business on June ___, 2000, to every security holder entitled to vote or give an authorization or consent in regard to any matter to be acted upon. On March 27, 2000, the holders of a majority of the outstanding voting securities of the Company (the "Consenting Stockholders") executed written consents approving an amendment to the Plan. On May 19, 2000, the Consenting Stockholders executed written consents approving further amendments to the Plan and amendments to the Articles of Incorporation. The Company will cause the amendments to the Plan and the amendments to the Articles of Incorporation to become effective twenty (20) days after this Information Statement is first sent to the stockholders.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

Outstanding Securities and Voting Rights

     As of March 31, 2000, there were issued and outstanding 6,493,904 shares of the Company's Common Stock, $.001 par value (the "Common Stock") and 345,000 shares of the Company's Preferred Stock, $.001 par value (the "Preferred Stock") (collectively the "Voting Securities"), for the purpose of determining stockholders entitled to receive this Information Statement. The Consenting Stockholders held approximately 4,261,457 shares of Common Stock and 238,148 shares of Preferred Stock or approximately 65.8% of the Company's issued and outstanding Voting Securities.

     Each holder of Voting Securities would normally be entitled to one vote in person or by proxy for each share of Voting Securities in his or her name on the books of the Company on any matter submitted to the vote of the stockholders. However, under Nevada law, any action, which may be taken at any stockholders' meeting, may be taken by written consent of the requisite number of stockholders required to take such action. The approval of the amendments to the Plan and the amendments to the Articles of Incorporation requires the affirmative vote or written consent of a majority of the Company's outstanding Voting Securities.
On March 27, 2000, the Consenting Stockholders consented to the approval of an amendment to the Plan to increase the number of shares of Common Stock reserved under the Plan to 2,450,000 shares. On May 19, 2000, the Consenting Stockholders consented to the approval of an amendment to the Plan to further increase the number of shares of Common Stock reserved under the Plan to 3,250,000 shares and to amend the definition of "Fair Market Value." On that same date, the Consenting Stockholders also consented to the approval of amendments to the Articles of Incorporation to increase the Company's capital stock to 55,000,000 shares and to change the Company's name to RevCare, Inc. Therefore, the Company is not soliciting proxies and will not hold a meeting on these matters.

The Consenting Stockholders

     The Consenting Stockholders, including one of the three current Directors of the Company, representing voting rights equal to approximately 65.8% of the Voting Securities, have delivered written consents to the approval of the amendments to the Plan and the amendments to the Articles of Incorporation.

     The names of the Consenting Stockholders and the number of shares of Common Stock and Preferred Stock such persons are entitled to vote on matters such as those proposed in this Information Statement are as follows:

                                      Number of Common           Percentage of
Name                              Shares Entitled to Vote         Common Stock
----                              -----------------------         ------------

Pacific Life Insurance Company (1)        2,300,000                  35.4%
Farrest Hayden                              865,109                  13.3%
Lacayo Family Trust                         672,048                  10.3%
Euro-American Production, Ltd.              350,900                   5.4%
The Belgravia Fund, Ltd.                     73,400                   1.1%
                                             ------                  ----

       Total:                             4,261,457                  65.6%

                                    Number of Preferred          Percentage of
Name                              Shares Entitled to Vote       Preferred Stock
----                              -----------------------       ---------------

Farrest Hayden                              121,088                  35.1%
Otto J. Lacayo                              117,060                  33.9%
                                            -------                  ----

       Total:                               238,148                  69.0%

_______________________
     (1) Ms. Diane W. Dales, a Director of the Company, is a director of Pacific Life Insurance Company ("Pacific Life"). Pacific Life is holder of the stock and Ms. Dales has voting power over these shares.

          These shares represent approximately 65.8% of the Voting Securities. Therefore, the proposals have been approved by written consent of the Consenting Stockholders and will take effect twenty (20) days after the Information Statement is sent to stockholders.

Recent Transaction

     Effective May 30, 2000, the Company completed the sale of 15,000,000 shares of Common Stock at $0.50 per share to FBR Financial Fund II, L.P. ("FBR") which has become the principal stockholder of the Company, owning 69.8% of the outstanding Common Stock.

     In connection with the FBR investment in the Company, the Company's Board of Directors (the "Board") has been reconstituted at five (5) members. Four of the five former members of the Board have resigned. The remaining director, Diane Dales, has appointed George McCabe and Edward Wheeler as Directors to fill two of the vacancies.

     The reconstituted Board appointed Manuel Occiano as Chief Executive Officer ("CEO") of the Company on May 30, 2000 and approved the terms of his employment agreement, which is described on page 5, as well as the granting of options to him as described below. It is also expected that the Board will appoint Mr. Occiano as a Director of the Company. Mr. Occiano had previously served as CEO of the Company, as well as being a Director of the Company, until he resigned from both positions in December 1999.

     In connection with the FBR investment in the Company, the principal stockholders of the Common Stock, FBR (69.8%) and Pacific Life (10.7%), have entered into a Voting Agreement under which they agree to appoint one director nominated by Pacific Life to the Board and one director nominated by FBR to the Board. FBR will have the ability to elect the remaining directors to the Board by virtue of its voting control of the Company. Diane Dales is the designee of
Pacific Life.  George McCabe is the designee of FBR.   Edward Wheeler was
nominated by FBR and approved by Pacific Life.

     The Articles of Incorporation were amended to increase the number of shares of the Company's capital stock to 55,000,000, consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, in order to provide an adequate number of shares to effect the FBR investment and for other purposes. The Articles of Incorporation were also amended to change the Company's name to RevCare, Inc. in connection with the FBR investment.

     The Plan was amended pursuant to the FBR investment to reserve an additional 2,300,000 shares of Common Stock for future option grants to key employees of the Company. In connection with the FBR investment in the Company, Mr. Occiano has received options to purchase 692,308 shares of Common Stock.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth the annual and long-term cash and non-cash compensation paid by the Company for services rendered in all capacities during the fiscal years ended September 30, 1999, 1998 and 1997 to those persons who were, as of September 30, 1999, Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended September 30, 1999 (the "Named Executive Officers"):

-------------------------------------------------------------------------------------------------------------------------

                                                                                Long-Term Compensation
                                                                         -------------------------------------

                                             Annual Compensation
                                                                                  Awards             Payout
--------------------------------------------------------------------------------------------------------------

                                                                          Restricted                             All Other
Name and Principal           Fiscal                                          Stock      Options/      LTIP        Compen-
Position                      Year    Salary($)   Bonus ($)    Other($)   Award(s)($)   SARs(#)    Payout($)    sation($)(1)
------------------------------------------------------------------------------------------------------------------------------
 Farrest Hayden,/(2)/         1999    169,000         -0-         -0-          -0-         -0-         -0-          -0-
 Chairman of the Board        1998    221,000         -0-         -0-          -0-         -0-         -0-          -0-
 and President                1997    221,000         -0-         -0-          -0-         -0-         -0-          -0-
-------------------------------------------------------------------------------------------------------------------------

 Manuel Occiano,/(3)/         1999    180,000         -0-         -0-          -0-         -0-         -0-          -0-
 Chief Executive              1998      7,500         -0-         -0-          -0-     300,000         -0-          -0-
 Officer                      1997          0         -0-         -0-          -0-         -0-         -0-          -0-
-------------------------------------------------------------------------------------------------------------------------

 John C. Hindman,/(4)/        1999    125,000         -0-         -0-          -0-         -0-         -0-          -0-
 Chief Financial              1998      8,996         -0-         -0-          -0-     100,000         -0-          -0-
  Officer                     1997          0         -0-         -0-          -0-         -0-         -0-          -0-
-------------------------------------------------------------------------------------------------------------------------

 Daniel R. Eder,              1999    115,000         -0-         -0-          -0-         -0-         -0-          -0-
 Chief Operating              1998    127,023         -0-         -0-          -0-      50,000         -0-          -0-
 Officer                      1997    126,929         -0-         -0-          -0-         -0-         -0-          -0-
-------------------------------------------------------------------------------------------------------------------------

(1) The remuneration described in the table does not include the cost to the Company of benefits furnished to the Named Executive Officers, including premiums for health insurance and other personal benefits provided to such individuals in connection with their employment. The value of such benefits cannot be precisely determined; however, the Named Executive Officers did not receive other compensation in excess of the lesser of $50,000 or 10% of such officers' cash compensation.

(2) Mr. Hayden resigned his position as President on December 22, 1999 and resigned his position as Chairman of the Board on April 14, 2000.

(3) Mr. Occiano began his employment with the Company on September 16, 1998 under a three-year contract. He resigned his positions as Director and Chief Executive Officer on December 22, 1999. See "Employment Agreements" below. On May 30, 2000, he was reappointed as Chief Executive Officer.

(4) Mr. Hindman began his employment with the Company on September 1, 1998 under a three-year contract. On December 22, 1999, he was appointed as interim Chief Executive Officer and elected as a Director. See "Employment Agreements" below. On May 30, 2000, Mr. Hindman resigned his positions as Director and Chief Executive Officer. He continues in the position of Chief Financial Officer.

Director Compensation

     The Company compensates independent Directors at the rate of $4,000 per year for service on the Board of Directors, plus $500 per Board meeting.

Employment Agreements

     In connection with the FBR investment, Mr. Manuel Occiano was reappointed CEO on May 30, 2000 under a three-year employment agreement expiring on May 30, 2003 that is renewable for one-year periods. He will receive a base salary of $250,000. If he is terminated by the Company without cause or if he resigns within 60 days after he is removed from his position by the Company, he is forced to relocate more than 100 miles from the site of his present employment or his salary is reduced by the Company, he will continue to receive his base salary for 180 days after such termination or resignation. He has been granted options to purchase 692,308 shares of Common Stock exercisable at $0.50 per share, 45,692 of which are immediately vested. Mr. Occiano had previously served as CEO and a Director of the Company from September 16, 1998 until December 22, 1999 when he resigned his positions. The 300,000 options that he had been granted in 1998 expired 90 days after Mr. Occiano's resignation. His employment as CEO at that time was subject to a three-year employment agreement at a base salary of $180,000 per year.

     Mr. John C. Hindman serves as Chief Financial Officer under a three-year agreement expiring August 31, 2001. On December 22, 1999, the Board of Directors appointed him to serve as interim Chief Executive Officer as well as continuing as Chief Financial Officer. Mr. Hindman receives a base salary of $125,000 per year and is eligible to participate in the management bonus pool to be established by the Board of Directors. Mr. Hindman holds fully vested options to purchase 100,000 shares of the Common Stock at an exercise price of $0.625 per share. In connection with the FBR investment, Mr. Hindman will receive a one-time lump sum bonus of $62,500. For every month of service (up to six months) that Mr. Hindman completes subsequent to the closing of the FBR transaction, he is eligible to receive a bonus of $10,417.

Stock Option Grants

     No options were granted during the fiscal year ended September 30, 1999.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners and Management

     The following tables set forth information, as of May 30, 2000, concerning shares of the Company's voting securities beneficially owned by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding voting securities, (ii) each Director or nominee for Director of the Company, (iii) each of the Named Executive Officers, and (iv) all officers and Directors of the Company as a group. Unless otherwise indicated, each person listed has sole voting and investment power over the shares beneficially owned by him.

                             Name and Address                    Amount and Nature of    Percent
Title of Class               of Beneficial Owner                Beneficial Ownership(1)  of Class
--------------               -------------------                -----------------------  --------
Common Stock                 FBR Financial Fund II, L.P.                   15,000,000      69.8%
                             1001 19/th/ Street North
                             Arlington, VA 22209

Common Stock                 Pacific Life Insurance Company (2)             2,310,000      10.7%
                             700 Newport Center Drive
                             Newport Beach, CA 92660

Common Stock                 Farrest Hayden (3)                               965,109       4.5%
Preferred Stock              5400 Orange Ave., Suite 200                      121,088      35.1%
                             Cypress, CA 92026

Common Stock                 Lacayo Family Trust (4)                          772,048       3.6%
Preferred Stock              5400 Orange Ave., Suite 200                      117,060      33.9%
                             Cypress, CA 92026

Common Stock                 Manuel Occiano (5)                               111,692       1.0%

Common Stock                 John C. Hindman (6)                              100,000         *

Common Stock                 Daniel Eder (7)                                   14,800         *

All Directors and officers   Common Stock                                   3,501,601      16.1%
as a Group (5 persons)       Preferred Stock                                  121,088      35.1%

_____________________________
(1) Beneficial ownership is determined in accordance with the applicable rules under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or will become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership deemed outstanding of any other person. Percentage of ownership is based on 21,493,904 shares of Common Stock and 345,000 shares of Preferred Stock.

(2) Ms. Diane W. Dales, a Director of the Company, is a director of Pacific Life Insurance Company. Includes 10,000 shares of Common Stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

(3) Mr. Farrest Hayden was President until he resigned on December 22, 1999 and was Chairman of the Board of Directors until he resigned on April 14, 2000. Includes 100,000 shares of Common Stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

(4) Mr. Otto Lacayo, who was a Director of the Company, is a Trustee for the Lacayo Family Trust. Mr. Lacayo resigned as Director on May 30, 2000. Includes 100,000 shares of Common Stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

(5) Mr. Manuel Occiano was a Director of the Company and Chief Executive Officer until he resigned both positions on December 22, 1999. He was reappointed Chief Executive Officer on May 30, 2000. Includes 45,692 shares of Common Stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

(6) Mr. John C. Hindman is Chief Financial Officer and was appointed by the Board of Directors on December 22, 1999 to serve as a Director as well as interim Chief Executive Officer. Mr. Hindman resigned his positions as Director and interim Chief Executive Officer on May 30, 2000. Includes 100,000 shares of Common Stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

(7) Mr. Daniel Eder is Chief Operating Officer. Includes 10,000 shares of Common Stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

*Represents less than 1% of the class of shares

                            1995 Stock Option Plan

Background of the Plan

     The Company's 1995 Stock Option Plan (the "Plan") was originally adopted by the Board of Directors and approved by the Company's stockholders on October 30, 1995. The Plan originally reserved 450,000 shares of Common Stock for issuance under the Plan. On August 20, 1998, the Board of Directors approved an amendment of the Plan to increase the number of shares subject to the Plan from 450,000 to 950,000 shares. The Plan is administered by the stock option committee (the "Committee") appointed by the Board of Directors. Subject to the limitations set forth in the Plan, the Committee has the authority to determine to whom options will be granted; the size of each grant; the exercise price; the term during which an option may be exercised; the rate at which the options will vest; whether the options will qualify as "incentive" or "nonqualified" options; and all other terms and conditions of each grant.

     The Plan provides for granting of options to Directors, employees, consultants and advisors of the Company. The potential number of participants in the Plan is six officers and directors and 88 employees. The exact number of options to be granted to any single individual or class of individuals is within the discretion of the Committee and is not determinable. Such options may be either "incentive stock options" ("Incentive Options") as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Nonqualified Options"). Only employees are eligible for the grant of Incentive Stock Options.

     All options are nontransferable. The maximum term of an option is ten years, but the option generally expires earlier if the optionee's service terminates. The exercise price of each stock option will not be less than 100 percent of fair market value of the underlying shares on the date of the grant. No options are exercisable until at least six months after the date of the option grant.

     In general, an optionee realizes no income upon the grant of Incentive Options. The amount paid by the optionee for the common stock received pursuant to the exercise of Incentive Options will generally constitute his or her basis (or cost) for tax purposes. The holding period for such common stock generally begins on the date the optionee exercises Incentive Options. Although no current taxable income is realized upon the exercise of Incentive Options, the excess of the fair market value of the common stock on the date of exercise of the Incentive Option over the option price is an item of income for purposes of the alternative minimum tax. As such, the exercise of Incentive Options may result in the optionee being subject to the alternative minimum tax for the year during which Incentive Options are exercised. In general, an optionee that receives a Nonqualified Option realizes ordinary compensation income either at the date of grant or at the date of exercise, but not at both. Unless the Nonqualified Option has a "readily ascertainable fair market value" at the date of grant, the optionee recognizes no income on the date of grant and recognizes ordinary compensation income when the Nonqualified Option is exercised to the extent of the difference between the fair market value of the stock at the time of exercise of the Nonqualified Option and the exercise price paid by the optionee.

     Unless terminated earlier by the Board of Directors, the Plan will terminate on October 30, 2005. No additional options may be granted after the termination date, but options granted before the termination date will remain outstanding. The Board of Directors may amend the Plan at any time, subject in certain cases to stockholder approval. Plan amendments are subject to stockholder approval only to the extent required by law.

Amendments to the Plan

      On March 27, 2000, the Board of Directors approved an amendment to the Plan to reserve an additional 1,500,000 shares of common stock under the Plan, increasing the number of shares reserved for option awards under the Plan from 950,000 shares to 2,450,000 shares. On May 19, 2000, the Board of Directors approved an amendment to the Plan to further increase the number of shares subject to the Plan from 2,450,000 shares to 3,250,000 shares. The number of shares subject to the Plan is being increased to provide for option awards in future years as described above. The Company intends to grant options to executive officers and key employees in order to provide incentives to such individuals to focus on critical long-range objectives of the Company and to encourage the attraction and retention of such individuals. As of May 30, 2000, options granted pursuant to the Plan for 1,434,358 shares are outstanding.
These options were issued at fair market value of the Common Stock on the dates of the option grants. All options granted expire ten years from the date of grant. The market value of the securities underlying the options as of June 12, 2000 is $0.97 per share of Common Stock. If options to purchase the 3,250,000 shares that have been authorized under the Plan were all granted and exercised, such shares would constitute approximately 15.1% of the Common Stock outstanding as of May 30, 2000.

     In addition, the Board of Directors approved an amendment to the Plan on May 19, 2000 to the definition of "Fair Market Value" which provides a formula for determining the exercise price of options granted under the Plan, to allow the Board of Directors to more accurately determine the exercise price when the common stock is not listed on a national securities exchange or the NASDAQ National Market Reporting System.

     The amendments to the Plan will become effective twenty days after this Information Statement is sent to the Company's stockholders.

     The Company expects to file an S-8 Registration Statement by August 15, 2000 in order to register the additional 2,300,000 shares being reserved under the Plan.

                                OTHER BUSINESS

     No further business will be transacted by Written Consent to corporate action in lieu of a meeting of stockholders regarding matters to which this Information Statement pertains.

                        COSTS OF INFORMATION STATEMENT

     This Information Statement has been prepared by the Company and its Board of Directors, and the Company will bear the costs of distributing this Information Statement to stockholders, including the expense of preparing, assembling, printing, and mailing the Information Statement and attached materials. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the Board of Directors of the Company determines that this is advisable.

                                         By Order of the Board of Directors,


                                         Manuel Occiano,
                                         Chief Executive Officer

Cypress, California
June _____, 2000